Press Release

ROMA FINANCIAL CORPORATION ANNOUNCES FOURTH QUARTER 2009 EARNINGS

Robbinsville, New Jersey, March 8, 2011,– Roma Financial Corporation (NASDAQ GS: ROMA) (the “Company”), the holding company of Roma Bank and RomAsia Bank, announced today its financial condition and results of operations for the three months and year ended December 31, 2010.

The Company’s consolidated net income, for the three months and year ended December 31, 2010, was $1.2 million and $5.1 million, respectively.  These represented very substantial increases of $1.1 million and $2.6 million over the three months and year ended December 31, 2009, respectively. The 95.3% increase in net income reported for the full year 2010 caused a near doubling of net income per share to $0.17 per share,  compared to $0.09 per share last year.

For the three months and year ended December 31, 2010, net interest income was $13.2 million and $46.1 million, compared to $9.4 million and $33.1 million for the same periods in 2009. For the year ended December 31, 2010, this represented an increase of 39.3%, more than double the increase reported in 2009.

Net income in 2010 principally benefitted from a $13.0 million improvement in net interest income and was given a boost by the recovery of nearly all the impairment charge taken in the last quarter of 2009 on an available for sale equity security.  Together, this income helped soften the impact of a $3.6 million increase in the provision for loan losses; the expenses associated with the acquisition and merger of Sterling Bank into Roma Bank; and the opportunity interest lost on an increase in non-performing loans, including those acquired in the merger.

At December 31, 2010, the Company had consolidated assets, deposits, borrowings and equity of $1.8 billion, $1.5 billion, $75.0 million and $212.5 million, respectively.

“Performance comparisons between 2010 and the prior year are skewed by the inclusion of the assets and liabilities acquired in the merger, and the combined operating results since the date of acquisition,” commented Peter A. Inverso, President and CEO.  “ However, even without the merger, assets, loans, and deposits achieved record levels in 2010.  In the aggregate, assets increased 38.6%, net loans gained 52.6%, and deposits swelled 48.0% over their respective 2009 year end levels.

While we continued to grapple with the credit quality of our commercial loan portfolio, and earnings were impacted by a sizable increase in the level of non-performing loans to $40.4 million, of which $17.9 million reflect loans acquired in the merger, we are pleased that our capital ratios remain strong and, when measured against regulatory capital ratio requirements, both our banks are considered well capitalized.  At the end of the year, non-performing loans represented 4.44% of total loans, 2.22% of total assets.   Consequently, we prudently increased

our provisions for loan losses, lifting our allowance for loan losses to 24.4% of non-performing loans and 1.1% of total loans at the end of the year.

Management is intently focused on converting these loans into earning assets.    While progress is being made, the agonizingly slow pace in obtaining judicial remedies remains a costly obstacle as collateral values securing these loans further erode and expenses mount”, added Inverso.

In closing, Inverso stated, “The Company remains strong, well capitalized, and well equipped to contend with the vagaries of our economy.  Additionally, we have taken actions to maximize our earnings potential.  The acquisition of Sterling Bank is one example as it provides us with expanded deposit and loan opportunities.”

Shares of the Company began trading on July 12, 2006, on the NASDAQ Global Select Market under the symbol “ROMA.”

Roma Financial Corporation (NASDAQ:ROMA) is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey.  Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 90 years with a complete line of financial products and services, and today Roma Bank operates branch locations in Mercer, Burlington, Camden, and Ocean counties in New Jersey.  Visit Roma online at www.romabank.com.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.